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                           INTEGRATED SUPPLY AGREEMENT

     This Integrated Supply Agreement ("Agreement") is made and entered into as of this the 15th day of November, 1996, by and between Cap Rock Electric Corporation, Inc., ("Cap Rock") a Texas corporation with its principal office at 500 West Wall, Suite 400, Midland, Texas 79701, and Temple Inc., ("Temple") a Texas corporation with its principal office at 1202 Avenue T, Grand Prairie Texas 75050.

     Cap Rock operates a centralized warehouse facility in Stanton, Texas ("Stanton Facility"). It desires to utilize the services of a company to manage the procurement of the utility and other related products which it requires at its Stanton Facility and other locations. Temple is presently one of the suppliers of such products to Cap Rock and has the ability to provide the needed assistance. Accordingly, in return for the mutual covenants set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows;

     1. SERVICE TO BE PROVIDED BY TEMPLE. During the term of this Agreement, Temple will take all action necessary to manage the procurement of all utility and other related products that are required by Cap Rock ("Utility Products"). In connection with such service, Temple shall assume the responsibility for monitoring the inventory levels of Utility Products and when particular products are required, Temple shall procure such products, warehouse them at the Stanton Facility or other convenient locations, and thereafter supply them to Cap Rock in a timely manner as needed.

     2. AUTHORIZATION OF CAP ROCK. Cap Rock hereby designates Temple as its exclusive supplier for all Utility Products required, by Cap Rock and authorizes to monitor and maintain inventories of such products at levels which Temple determines appropriate and consistent with industry standards or with respect to which the parties otherwise agreed. Cap Rock shall take all action required to assist Temple in monitoring and maintaining the level of inventories and shall promptly furnish Temple with any information regarding such products which Temple may reasonably request.

     3. TEMPLE PERSONNEL. In order to perform its duties, Temple will employ, and station at the Stanton Facility, sufficient Temple personnel to (i) properly monitor all applicable inventoried at the facility, (ii) purchase all Utility Products that arc needed in order to maintain inventory supplies at appropriate levels, and (iii) supply the operations of Cap

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Rock with required products in a timely and efficient manner. Although the personnel of Temple shall be stationed at the facility of Cap Rock, they shall remain under the direction and control of Temple at all times and shall not in any way be considered employees of Cap Rock or joint employees of Cap Rock and Temple. Temple shall indemnify and hold Cap Rock harmless for any and all claims by Temple employees arising out of their performance of the obligations of Temple undertaken pursuant to this Agreement.

     4. CONDUCT OF PERSONNEL. Notwithstanding the foregoing, and in addition to its own requirements, Temple shall cause all of its employees to comply with any personnel rules and regulations which arc published by Cap Rock relating to activities at the Stanton Facility. If requested by Cap Rock, Temple Shall cause such employees to follow any drug and alcohol test or screening procedure required by Cap Rock of its own employees. Temple shall remove any employee who fails to pass a drug or alcohol test or screen or who is otherwise reasonably objectionable to Cap Rock.

     5. SPACE AT STANTON FACILITY. Cap Rock shall set aside and secure for the exclusive use of Temple and its employees, for a rental fee of $500.00 per month, a mutually agreed upon portion of the Stanton Facility. Such space shall be used by Temple as it deems appropriate to carry out its duties hereunder. In using the space, Temple shall at all times comply with all applicable laws relating to human health, safety and the environment. Temple shall pay for its proportional part of property taxes due with respect to the space but all utility and property insurance costs related thereto shall be borne by Cap Rock.

     6. STORAGE OF PRODUCTS. As required by the terms of this Agreement, Temple shall purchase Utility Products when and as such products are needed to maintain inventories at levels which Temple deems appropriate for the operations of Cap Rock and are consistent with industry standards or at levels that are otherwise agreed upon from time to time by the parties.

     7. COOPERATION REGARDING DELIVERIES. The parties shall regularly communicate and cooperate regarding the delivery of products. In the event that products are needed for emergency or special projects, or in a manner that is not in the normal course of business, Cap Rock shall inform Temple of that fact as soon as reasonably practicable. Following such information regarding an emergency or a special project, Temple shall use its best efforts to arrange for the delivery of needed products in a timely manner.

     8. TITLE TO PRODUCTS. Title to products placed in storage shall remain with Temple until actual possession is transferred to Cap Rock or to a third party for the benefit of Cap Rock. Temple shall cover stored products with fire and other forms of property insurance as

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Temple may deem necessary but all risk of loss for each stored product shall remain with Temple until the product is delivered, provided, however, that Cap Rock shall indemnify and hold Temple harmless from any loss or damage to products caused by the negligence or other wrongdoing of Cap Rock or those for whom it is legally responsible.

     9. PRICE AND PAYMENT. Cap Rock shall purchase all of its requirements for Utility Products from Temple under the terms hereof. The price of products shall be the weighted average actual cost of such products to Temple plus thirteen and one-half percent (13 1/2%) to cover Temple's cost of carrying out the terms hereof. The parties shall cooperate regarding all efficient method of invoicing but all amounts due Temple, together with any applicable sales or other similar taxes, shall be paid to Temple at its principal office in Grand Prairie, Dallas County, Texas "net thirty (30) days".

          (As used in this Agreement the phrase "weighted average actual cost" shall mean the average of the actual cost to Temple of products transferred to Cap Rock hereunder based on the cost of such products determined at the storage locations from which they were transferred [including the cost of freight if mutually agreed to by the parties] weighted by the quantity of such products purchased.)

          Temple shall supply Cap Rock with monthly and annual reports of purchases reflecting the weighted average actual cost of applicable products and the additional percentage mentioned above. Further, Cap Rock shall have the right, on reasonable notice, to inspect any relevant books and records of Temple in order to verify price and other pertinent information.

          The parties will review the pricing terms of this Agreement on an annual basis and will make any adjustments which they mutually determine are appropriate.

     10. WARRANTIES OF PRODUCTS. Temple hereby assigns to Cap Rock all product warranties received from suppliers with respect to products delivered hereunder. Temple further warrants that it will transfer good and marketable title to Cap Rock of such products, free and clear of all liens, claims and encumbrances.

     11. ALLOCATION OF RESPONSIBILITY. Neither party shall be liable to the other for indirect or consequential damages relating to their performance under this Agreement, or any products delivered hereunder, including, without limitation, any indirect or consequential damages caused by or arising out of, in whole or in part, any negligent or willful act or omission. Without limiting the generality of the foregoing, nothing in this Agreement shall

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render either party liable to the other with respect to liabilities to third parties or with respect to loss or production, loss of profits or loss of business.

     12. INSURANCE. Temple shall maintain, at its cost, commercial general liability insurance with limits of liability of not less than Two Million and No/100 Dollars ($2,000,000.00) per occurrence and including liability coverage for bodily injury or property damage. Temple shall also maintain statutory Worker's Compensation coverage, and Employees' Liability Insurance in the amount of One Million and No/100 Dollars ($1,000,000.00) per occurrence. Temple shall supply Cap Rock with copies of certificates of insurance evidencing such coverage and, with respect to its liability coverage, Temple shall name Cap Rock as an additional insured.

     13. EXCUSED NON-PERFORMANCE. Notwithstanding any other term hereof, any failure, in whole or in part, by Temple to timely perform any of its obligations hereunder shall be excused to the extent that such failure is caused by any circumstance or condition which is not within the reasonable Control of Temple including without limitation, any act of God, flood or other natural calamity, war, riot, transportation strike or other similar problem, or the failure or refusal of a reputable product supplier, without cause, to supply Temple in a manner that has been contractually agreed upon between Temple and the supplier.

     14. TERM AND TERMINATION. This Agreement shall commence on the date hereof and shall continue for a period of five (5) years and Temple shall actively begin to implement the process of supplying products hereunder as of the date hereof. It will be automatically renewed at the end of the initial and each subsequent term for an additional period of five (5) years, unless either party notifies the other at least thirty (30) days prior to the end of a particular term that such party does not wish to renew. Notwithstanding the foregoing, either party may terminate this Agreement at any time and for any reason upon at least ninety (90) days advance written notice of termination.

          Within thirty (30) days following any termination of this Agreement, Cap Rock shall purchase and pay for all stored Utility Products that have been acquired by Temple under the terms hereof for the weighted average actual cost of such products plus ten percent (10%). The purchase of such products by Cap Rock shall be limited to products then on hand or on order from manufacturers as of the date of termination; provided, however, that if Temple provides such products to other customers Cap Rock shall only be responsible for purchasing that portion of such products which arc represented by its normal purchases. Notwithstanding the foregoing, Gap Rock shall purchase all products required and used exclusively by Cap dock and all used and retired products then in storage hereunder.

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     15. ASSISTANCE. If requested in writing at or following termination, and in addition to the foregoing, Temple shall take all commercially reasonable action for a reasonable period of time necessary to assist Cap Rock in establishing its own purchasing and warehousing operations. At the time of termination, both parties shall execute non-disclosure agreements regarding the events surrounding termination and both agree to avoid any action or any statements, not legally required, which could adversely affect the business reputation of the other.

     16. CONFIDENTIAL INFORMATION. Each party shall obtain access to confidential information of the other during the term hereof and each party hereby agrees to keep secret such information and to take all commercially reasonable precautions to prevent the unauthorized disclosure thereof, provided, however, that the foregoing shall not apply to information that becomes publicly available through no fault of the receiving party or is required to be disclosed in a judicial proceeding. The foregoing shall not prevent Temple from disclosing details of this arrangement as may be necessary to establish business relationship with new suppliers or to obtain lower prices of products. Each party shall keep the reasons for any termination of this Agreement confidential.

     17. COMPLIANCE WITH LAWS. Both Temple and Cap Rock shall comply with all applicable laws regulating their respective activities hereunder, including without limitation, all federal, state and local laws relating to their employees and the workplace. Each party shall indemnify and hold the other party, and their officers and employees, harmless from any loss, damage or expense arising from any demands, claims, or causes of action brought against such other party, or their officers or employees, as a result of a breach by the indemnify party of the terms of this Section.

     18. INDEPENDENT CONTRACTOR. In performing its duties under this Agreement, Temple shall be deemed an independent contractor for all purposes and all persons employed by Temple shall be deemed its employees. Temple shall be responsible for all costs and liabilities associated with its employees, including all taxes or other similar payments related to their employment. While Cap Rock shall be entitled to establish rules for the safe and efficient operation of the Stanton Facility, Temple shall be in exclusive control of the manner of carrying our its performance hereunder.

     19. INDEMNIFICATION. In addition to other similar provisions set forth elsewhere in this Agreement, each party agrees to indemnify and hold the other party, and their officers and employees harmless from any loss, damage or expense arising from any demands, claims, or causes of action brought against such other party, or their officers or employees, as a result of the activities of the indemnify party hereunder, to the full extent of their

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responsibility including, without limitation, those instances in which it alleged or proven that the other party was also partially responsible for the matter underlying such demand, claim or cause of action.

     20. ASSIGNMENT. This Agreement shall not be assignable by either party without the prior written consent of the other party; provided, however, that the foregoing shall not apply to any assignment made to a corporate affiliate as a part of a corporate restructuring.

     21. NOTICE. Any notice or other communication required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or sent by facsimile transmission or certified mail, postage prepaid, return receipt requested, addressed as herein below provided, until another address or addresses shall be furnished in writing to either party.

          To Temple:

          Temple, Inc.
          1202 Avenue T
          Grand Prairie, Texas 75050

          To Cap Rock:

          Cap Rock Electric Cooperative, Inc.
          500 West Wall, Suit 400
          Midland, Texas 79701

     22. ARBITRATION. Any dispute arising between the parties regarding this Agreement or their performance hereunder shall be resolved exclusively by binding arbitration before a panel of three (3) neutral arbitrators in Dallas, Texas, pursuant to the applicable commercial rules of the American Arbitration Association. Each of the arbitrators shall be a partner or the equivalent of a "Big Six" international accounting firm which has not performed work for either of the parties. Each party shall be entitled to select one (1) arbitrator and the individuals thus selected shall jointly designate the remaining arbitrator. The decision of a majority of the arbitrators shall be binding and enforceable in any court of competent jurisdiction. The prevailing party shall be entitled to reasonable attorney's fees. In addition to any powers that they may have by law, the arbitrators shall have the power to issue orders of injunctions and other forms of extraordinary relief. This provision shall survive the termination of this Agreement regardless of the reach for termination.

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     23. ENTIRE AGREEMENT. This documents sets forth the entire understanding between the parties regarding the subject matter hereof and shall not be altered or modified in any way other than by a written document executed by both parties.

     24. NO WAIVER. No Waiver of any right under this Agreement shall be presumed from the inaction or a course of conduct of the parties. The only manner in which rights may be waived is in writing executed by both parties.

     25. GOVERNING LAW. This Agreement shall be governed and controlled by the laws of the State of Texas, considered without regard to choice of law rules.

     26. DUPLICATE COPIES. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall Constitute one and the same instrument.


         Dated and executed as of the date set forth above.

                              Temple, Inc.



                              By:/s/ Timothy J. Hein
                                 ---------------------------
                              Its: VP & CFO
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                              Cap Rack Electric Cooperative, Inc.


                              By: /s/ Ulen North Jr.
                                 ---------------------------
                              Its: VP/COO
                                  --------------------------



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